Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Helmerich & Payne, Inc. for the offer to exchange outstanding unregistered Senior Notes due 2027, 2029 and 2034 for new registered Senior Notes due 2027, 2029 and 2034 and to the incorporation by reference therein of our report dated 4 April 2025, with respect to the consolidated financial statements of KCA Deutag International Limited, included in Helmerich & Payne, Inc.’s Current Report on Form 8-K/A dated 4 April 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Aberdeen, United Kingdom

15 May 2025